The Reader's Digest Association, Inc.

               EXECUTIVE FINANCIAL COUNSELING PLAN


                            ARTICLE I

                             Purpose

1.1 The purpose of the Plan is to reimburse Eligible Executives of the Company and its Designated Subsidiaries for certain expenses incurred by them for Financial Counseling.


                           ARTICLE II

                           Definitions

2.1 "Authorized Vendor" shall mean:

    (a) any accounting, tax, investment and legal vendor selected by the Company to be available to provide Financial
        Counseling to Eligible Executives under the Plan; and

    (b) with respect to a particular Eligible Executive, any accounting, tax, investment or legal vendor who has been providing Financial Counseling to that Eligible Executive for at least the immediately preceding two years and who is approved by the Senior Vice President, Human Resources of the Company to provide Financial Counseling to the Eligible Executive under the Plan.

2.2 "Company" shall mean The Reader's Digest Association, Inc..

2.3 "Designated Subsidiary" shall mean a subsidiary of the Company, 80 per cent or more of the voting power of the capital stock of which is owned, directly or indirectly by the Company, that is designated in writing by the Senior Vice President, Human Resources of the Company, with the approval of the Chief Executive Officer of the Company.

2.4 "Eligible Executive" shall mean each employee of the Company or any Designated Subsidiary at Salary Grade Level 17 (or its equivalent) or above.

2.5 "Eligible Senior Executive" shall mean each employee of the Company or any Designated Subsidiary at Salary Grade Level 21
    (or its equivalent) or above.

2.6 "Financial Counseling" shall mean the following services:

    (a) financial planning (including cash flow analysis and capital planning);

    (b) income tax planning (which shall include income tax preparation and audit support services for Eligible
        Senior Executives but shall not include such services for Eligible Executives);

    (c) estate planning (not including preparation of wills, trust agreements and similar documentation);

    (d) insurance planning; and

    (e) retirement planning.

    Financial   Counseling   shall  not  include   brokerage   or
        promoter's fees.

2.7 "Retirement"  shall  mean termination  of  employment  by  an employee who is at least 55 years of age after at least  five
    years   of   employment  by  the  Company  or  a   Designated
    Subsidiary.

2.8 "Total Disability" shall mean "Total Disability" as defined in The Reader's Digest Association, Inc. Long Term Disability
    Plan.


                           ARTICLE III

             Reimbursement for Financial Counseling

3.1 Maximum Regular Annual Allowance for Eligible Executives. The Company and the Designated Subsidiaries shall reimburse each Eligible Executive (not including Eligible Senior Executives) for Financial Counseling expenses incurred from any Authorized Vendor up to the following limits:

    (a) $7,500 for each of the first two 12-month periods that the Eligible Executive participates in the Plan by incurring Financial Counseling expenses that are submitted for reimbursement under the Plan or by such other activity approved by the Senior Vice President, Human Resources; and

    (b) $5,000 for each subsequent 12-month period.

3.2 Maximum Regular Annual Allowance for Eligible Senior Executives. The Company and the Designated Subsidiaries shall reimburse each Eligible Senior Executive for Financial Counseling expenses incurred from any Authorized Vendor up to the following limits:

    (a) $8,000 for each 12-month period that the Eligible Senior Executive participates in the Plan by incurring Financial Counseling expenses that are submitted for reimbursement under the Plan or by such other activity approved by the Senior Vice President, Human Resources.

3.3 Maximum Allowance for Death, Disability or Retirement. If the employment of an Eligible Executive with the Company and all Designated Subsidiaries terminates by reason of death, Total Disability or Retirement, the Company and the Designated Subsidiaries shall, notwithstanding such termination of employment, provide reimbursement for Financial Counseling expenses incurred from any Authorized Vendor up to $7,500 for each of the first two 12-month periods following such termination of employment. In case of the Eligible Executive's death, reimbursement shall be provided to the estate or the surviving spouse of the decedent.

3.4 Maximum Allowance for Severance Termination. If the employment of an Eligible Executive with the Company and all Designated Subsidiaries terminates by reason an event that would entitle the Eligible Executive to benefits under The Reader's Digest Association, Inc. Severance Plan for Senior Management (if the Eligible Executive were a participant in that plan), the Company and the Designated Subsidiaries shall, notwithstanding such termination of employment, provide reimbursement for Financial Counseling expenses incurred from any Authorized Vendor up to $5,000 for the 12-month period following such termination of employment.

3.5 Request for Reimbursement. The Company shall not be required to make any reimbursement under the Plan unless the Eligible Executive (or the Eligible Executive's representative, if appropriate) submits to the Director Employee Benefits within 180 days after the Financial Counseling expenses are incurred, a dated, detailed itemized statement from the Authorized Vendor and a written confirmation by the Eligible Executive (or the Eligible Executive's representative, if appropriate) of the accuracy of the statement.


                           ARTICLE IV

                             General

4.1 Disclaimer. Neither the Company nor any Designated Subsidiary makes any recommendation as to the use of any Authorized Vendor to provide Financial Counseling to an Eligible Executive and the decision of any Eligible Executive to use any Authorized Vendor for Financial Counseling or other services is an individual one. By acceptance and receipt of reimbursement for Financial Counseling expenses under the Plan, each Eligible Executive hereby, for the himself and his heirs, executors, administrators and other representatives, forever releases and discharges the Company and its subsidiaries and affiliates and their respective stockholders, directors, officers, employees and representatives from any and all claims, demands, liabilities and losses arising out of or in connection with Financial Counseling or other services available from any Authorized Vendor.

4.2 No Employment Contract. Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Eligible Executive, or as a right of any Eligible Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge any Eligible Executive, with or without cause. No Eligible Executive shall have any rights or remedies against the Company arising out of the Plan or his participation therein, his employment or the termination of his employment with the Company.

4.3 Unfunded Plan. The Plan shall be administered as an unfunded plan designed primarily for the purpose of providing benefits to a select group of members of senior management or highly compensated employees of the Company. Payments under the Plan shall at all times be made solely from the general assets of the Company. No assets shall be segregated or earmarked in respect of any amount due hereunder. The Plan and the amounts due hereunder shall not constitute a trust.

4.4 Non-Alienation. An Eligible Executive may not assign, anticipate, transfer, pledge, hypothecate or alienate in any manner any interest arising under the Plan, nor shall any such interest be subject to attachment, bankruptcy proceedings or to any other legal processes or to the interference or control of creditors or others.

4.5 Administration and Interpretation. Except as otherwise provided in the Plan, the Senior Vice President, Human Resources shall be responsible for interpreting and administering the Plan. It is intended that any decisions of the Senior Vice President, Human Resources regarding any aspect of the Plan, including but not limited to the interpretation, application or administration of this Plan, shall be final and binding on all Eligible Executives or interested parties. The administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the administrator shall deem necessary to carry the Plan into effect. The Plan and actions taken in connection therewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws) except to the extent the Employee Retirement Income Security Act of 1974 shall apply.

4.6 Gender. In the construction of the Plan, the masculine shall include the feminine and the singular the plural, and vice versa, in all cases where such meaning would be appropriate.

4.7 Unenforceability. In the event any provision of the Plan, if challenged, would be declared invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

4.8 Amendment or Termination. Notwithstanding any other provision of the Plan, the Board of Directors or the Compensation & Nominating Committee of the Board of Directors of the Company (or any successor thereto) may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate the Plan entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law, any such amendment, suspension or termination may not, without the Eligible Executive's consent, adversely affect the rights of an Eligible Executive with respect to reimbursable expenses for Financial Counseling incurred prior to such amendment, suspension or termination.

4.9 Effective  Date.   The Plan was originally adopted  effective
    October 16, 1995.